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Exhibit 8.1

Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020
Tel	(212) 610 6300
Fax	Fax (212) 610 6399

TPG N.V.
Neptunusstraat 41–63
2132 JA Hoofddorp
The Netherlands

        March 15, 2005

TPG N.V. Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special United States tax counsel to TPG N.V. (the Issuer) in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Act), on March 15, 2005, and the preliminary prospectus included therein (the Prospectus). The Registration Statement and Prospectus relate to the registration under the Act of an aggregate amount of $1,000,000,000 of the following securities (the Securities):

(i)
common shares;

(ii)
debt securities;

(iii)
warrants;

(iv)
purchase contracts; and

(v)
units.

As special United States tax counsel, we have advised the Issuer with respect to certain general United States tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading "Taxation in the United States" (the Discussion) in the Prospectus. We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We know that we are referred to under the heading "Legal Matters" in the Prospectus forming a part of the Registration Statement, and we hereby consent to such use of our name in the Registration Statement and any amendments (including post-effective amendments) thereto, to the incorporation by reference of this opinion and consent in any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, and to the filing of this opinion with the Registration Statement as Exhibit 8.1 thereto. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

Very truly yours,

/s/ ALLEN & OVERY LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is regulated by the Law Society of England and Wales. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One New Change, London EC4M 9QQ. Any reference to a partner in relation to Allen & Overy LLP means a member, consultant or employee of Allen & Overy LLP.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Milan, Moscow, New York, Paris, Prague, Rome, Shanghai, Singapore, Tokyo, Turin, Warsaw.

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  Exhibit 8.1